EXHIBIT 10(S)

Change in Control Agreement

This Change in Control Agreement, dated as of February 28, 2019, is entered into between and among National Western Life Insurance Company, a Colorado corporation (“NWLIC”), National Western Life Group, Inc., a Delaware corporation (“NWLGI”), collectively referred to as (“NWL”), and Rey Perez (the “Executive”).

NWL and the Executive, intending to be legally bound hereby, agree that upon a Change in Control and upon a subsequent termination of employment, NWL shall take the actions described in Section 5 below.

SECTION 1. CHANGE IN CONTROL.

As used in this Agreement, a “Change in Control” shall be deemed to have occurred if:
(a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)), other than NWLGI or a subsidiary of NWLGI or an employee benefit plan sponsored by NWLGI or a subsidiary of NWLGI, acquires beneficial ownership (as defined in Section 13(d) (directly or indirectly) of (i) 50 percent or more of the outstanding securities of NWLGI entitled to vote in the elections of directors (or securities or rights convertible into or exchangeable for such securities) (“Stock”) of NWLGI, or (ii) Stock having a total number of votes that may be cast and elect a majority of the directors of NWLGI; or
(b) there shall have been a change in a majority of the members of the Board of Directors of NWLGI within a twelve month period, unless the election or nomination for election by NWLGI’s stockholders of each new director during such twelve month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such twelve month period; or
(c) the stockholders of NWLGI or NWLIC shall approve (i) any consolidation, merger, or other reorganization of NWLGI or NWLIC in which NWLGI or NWLIC is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities, or other property, other than a merger of NWLGI in which holders of Stock immediately prior to the merger have either the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before or have more than 50 percent of the ownership of voting common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer in one transaction or a series of related transactions of 50 percent or more of the assets of NWLGI or NWLIC; or
(d) there shall occur a liquidation or dissolution of NWLGI or NWLIC.

SECTION 2. TERM OF AGREEMENT.

This Agreement shall commence on the date first set forth above and shall remain in effect until the 2nd anniversary of a Change in Control. This Agreement terminates and voids any previously effective Change in Control Agreement between Executive and NWL. Should there be multiple Change in Control events, each such Change in Control will extend the term of this Agreement until the 2nd anniversary of such Change in Control.

SECTION 3. TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.
(a) Entitlement. The Executive shall be entitled to the payments and benefits provided under Section 5 below if, during the two-year period following a Change in Control, the Executive ceases to be employed by NWL or its successor for either of the following reasons:
(1) Except as provided in subsection (b) or (c) below, NWL terminates the Executive’s employment; or
(2) The Executive terminates his employment after one or more of the following events occurs without the Executive’s express written consent:
(A) the Executive’s annual base salary and/or annual target bonus is materially reduced or any other material compensation or benefits arrangement for the Executive is materially reduced (and such reduction is unrelated to NWL or individual performance); or
(B) the Executive’s duties or responsibilities are negatively and materially changed in a manner inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements) or authority; or
(C) NWL requires the Executive’s work location or residence to be relocated more than 25 miles from its location as of the Change in Control; or
(D) NWL or its successor fails to offer the Executive a comparable position after the Change in Control.
(b) Termination for Cause. Notwithstanding Section 3(a) above, the Executive shall not be entitled to the payments and benefits provided under Section 5 below if the Executive’s employment with NWL is terminated for the failure of the Executive to perform substantially the Executive’s duties owed to NWL or its affiliates after a written demand for substantial performance is delivered to the Executive specifically identifying the nature of such unacceptable performance.
(c) Termination Due to Death or Incapacity. If the Executive’s employment is terminated by reason of the Executive’s death or incapacity, this Agreement shall terminate automatically on the date of death or the date of determination by the Board that the incapacity of the Executive has occurred, as the case may be. “Incapacity” means any physical or mental illness or disability of the Executive which continues for a period of six consecutive months or more and which at any time after such six-month period the Board shall reasonably determine renders the Executive incapable of performing his duties.
(d) Notice of Termination. Any termination by NWL for cause or incapacity, or by the Executive for a reason described in Section 3(a)(2) above, shall be communicated by a notice to the other party given in accordance with Section 9 below. The notice shall be in writing and shall (i) state the specific termination provision in the Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision, and (iii) specify the termination date (not more than 30 days after the giving of the notice).

SECTION 4. OBLIGATIONS OF NWL UPON A CHANGE IN CONTROL.
Except as described in Section 5 below, NWL shall have no obligations to Executive upon a Change in Control.

SECTION 5. OBLIGATIONS OF NWL UPON TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.

Upon termination of the Executive subsequent to a Change in Control, the Executive shall be entitled to receive payments and benefits from NWL as follows:
(a) Termination Due to a Qualifying Event. If the Executive’s employment with NWL is terminated as the result of an event described in Section 3(a) above, the Executive shall be entitled to receive the following payments and benefits from NWL:
(1) NWL shall pay the Executive in a single sum in cash, within ten business days after his termination date, the aggregate of the following amounts:
(A) the sum of the Executive’s currently effective annual base salary through the termination date and any accrued vacation pay; and
(B) an amount equal to one times the sum of the Executive’s annual base salary plus one times his target bonus; and
(b) Termination Due to Death or Incapacity. If the Executive’s employment is terminated by reason of the Executive’s death or incapacity, this Agreement shall terminate without further obligations to the Executive or to the Executive’s legal representatives under this Agreement other than for the timely payment of the Executive’s currently effective annual base salary through the termination date, any accrued vacation pay, and any compensation that the Executive previously elected to defer.
(c) Termination For Cause. If the Executive’s employment is terminated for a reason described in Section 3(b) above or if the Executive voluntarily terminates employment (other than for a reason described in Section 3(a)(2) above), this Agreement shall terminate without further obligations to the Executive under this Agreement other than for the timely payment to the Executive of his currently effective annual base salary through the termination date and of any compensation that the Executive previously elected to defer.
(d) Possible Reduction in Payments and Benefits. Following any Change in Control, to the extent that any amount of pay or benefits provided to the Executive under this Agreement would cause the Executive to be subject to excise tax under sections 280G and 4999, or successor provisions, of the Internal Revenue Code of 1986, as amended (the “Code”), and after taking into consideration all other amounts payable to the Executive under other NWL plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced (first by any pay, and then, to the extent necessary, by any benefits), to the extent necessary to avoid imposition of any such excise taxes. However, if it shall be determined that the Executive would not receive a net after-tax benefit (taking into account income, employment, and any excise taxes) resulting from application of the reduction, then no reduction shall be made with respect to pay or benefits due the Executive. All determinations of the amount of the reduction shall be made by tax counsel selected by NWL’s independent auditors, and the cost of making such determination shall be borne entirely by NWL.

SECTION 6. TERMINATION OF NONCOMPETITION RESTRICTIONS; NONDISCLOSURE.
(a) Termination of Noncompetition Restrictions. If the Executive terminates his employment with NWL for a reason described in Section 3(a)(2) above during the first year following the Change in Control, or if NWL terminates the Executive’s employment other than for a reason described in Section 3(b) above during such first year, then, effective as of the termination date, the Executive shall cease to be subject to the terms of any noncompetition agreement with NWL previously entered into. If the event described above occurs during the second year following the Change in Control, then, effective as of the termination date, the Executive shall be subject to the terms of any noncompetition agreement with NWL previously entered into for one year thereafter.
(b) Nondisclosure. The Executive shall not (other than in the good faith performance of his services to NWL before termination of employment) disclose or make known to anyone other than employees of NWL, or use for the benefit of himself or herself or any other person, firm, operation, or entity unrelated to NWL, any knowledge, information, or materials, whether tangible or intangible, belonging to NWL, about the products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation, and other proprietary matter relating to NWL. On or before the Executive’s termination of employment with NWL, the Executive shall deliver to NWL any and all confidential information in his possession.

SECTION 7. SUCCESSORS.

NWL shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of NWL, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that NWL would be required to perform if no such succession had taken place. Failure of NWL to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from NWL in the same amount and on the same terms as the Executive would be entitled to had NWL terminated the Executive for any reason other than cause or incapacity on the succession date (and assuming a Change in Control had occurred prior to such succession date).

SECTION 8. NON-ASSIGNABILITY.

This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations under it, except as provided in Section 7. Without limiting the foregoing, the Executive’s right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest, or otherwise, other than a transfer by his will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section, NWL shall have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 9. NOTICES.

For the purpose of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:                If to NWL:

Rey Perez                    National Western Life Insurance Company
2817 Centennial Olympic Park        10801 N. MoPac Expy, Bldg 3
Austin, TX 78732                Austin, TX 78759
Attention: Chief Legal Officer

or to such other address as either party may have furnished to the other in writing. Notices of change of address shall be effective only upon receipt.

SECTION 10. GOVERNING LAW.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas without reference to principles of conflict of laws.

SECTION 11. SETTLEMENT OF DISPUTES; ARBITRATION.

If there has been a Change in Control and any dispute arises between the Executive and NWL as to the validity, enforceability, and/or interpretation of any right or benefit afforded by this Agreement, at the Executive’s option, such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Agreement that are in dispute are valid and enforceable and that the Executive is entitled to such rights and/or benefits. NWL shall be precluded from asserting that such rights and/or benefits are not valid, binding, and enforceable and shall stipulate before such arbitrators that NWL is bound by all the provisions of this Agreement. The burden of overcoming by clear and convincing evidence the presumption that the Executive is entitled to such rights and/or benefits shall be on NWL. The arbitrators shall have no discretion to award punitive damages to the Executive even if it is found that NWL’s actions or failures to act which led to the Executive’s submitting a dispute to arbitration and/or NWL’s actions or failures to act during the pendency of the arbitration proceeding make such an award appropriate in the circumstances. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that NWL was wrongfully induced to enter into this Agreement to arbitrate such a dispute.

SECTION 12. MISCELLANEOUS.
(a) This Agreement contains the entire understanding with the Executive with respect to its subject manner and supersedes any and all prior agreements or understandings, written or oral, relating to the subject matter. No provisions of this Agreement may be amended unless such amendment is agreed to in writing signed by the Executive and NWL.
(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

(d) NWL may withhold from any benefits payable under this Agreement all Federal, state, local, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
(e) The captions of this Agreement are not part of its provisions and shall have no force or effect.
(f) The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against NWL or Executive. The language of this Agreement shall be deemed as language drafted by NWL and Executive.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first set forth above.

National Western Life Group, Inc.	Executive

/S/ Ross R. Moody	/S/ Rey Perez
By: Ross R. Moody	By: Rey Perez
Chief Executive Officer & President

National Western Life Insurance Company

/S/ K. Kennedy Nelson
By: K. Kennedy Nelson
President & COO